Exhibit 3.14

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CYTOCORE, INC. ”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF NOVEMBER, A.D. 2007, AT 1:26 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
     AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTIETH DAY OF NOVEMBER, A.D. 2007.

2971781 8100 071237562 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6172176 DATE: 11-19-07

State of Delaware Secretary of State Division of Corporations Delivered 01:28 PM 11/19/2007 FILED 01:26 PM 11/19/2007 SRV 071237562 — 2971781 FILE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CYTOCORE, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware (“DGCL”)
     CytoCore, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
     1. That at a meeting of the Board of Directors of the Corporation, resolutions were adopted recommending an amendment of the Corporation’s Certificate of Incorporation (as amended to date) and directing that such amendment be considered at a special meeting of the stockholders of the Corporation called for such purpose. The text of the proposed amendment is as follows:
Article FOURTH of the Certificate of Incorporation (as amended to date) shall be amended by adding a new Section 4.3 thereto as follows:
“Section 4.3. Effective at 9:00 a.m. (Eastern Time) on November 20, 2007 (such time, on such date, the “Effective Time”), each ten (10) shares of the Corporation’s common stock, $0,001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and non-assessable share of common stock, $0,001 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment, subject to the treatment of fractional share interests. There shall be no fractional shares issued. In lieu thereof, the Corporation will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive one-half of one share of Common Stock or greater, and the Corporation will round down to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one-half of one share of Common Stock, as a result of the reverse split effected hereby.”
     2. That said amendment, having been duly proposed and recommended by the Board of Directors of the Corporation, was considered by the stockholders of the Corporation at a special meeting of stockholders, duly called for such purpose and held upon notice in accordance with Section 222 of the DGCL.

     3. That said amendment was duly adopted, by the holders of a majority of the outstanding stock of each class of stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the DGCL.
     IN WITNESS WHEREOF, CytoCore, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 19th day of November, 2007.

CYTOCORE, INC.
By:	/s/ Robert F. McCullough, Jr.
	Name:	Robert F. McCullough, Jr.
Chief Executive Officer and Chief Financial Officer